UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 May 1, 2001
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 340
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release
             Exhibit 99.2  Supplemental Data

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
1st Quarter 2001 Earnings Release Conference Call Transcript
May 1, 2001

Welcome to this commentary on Mid-America's first quarter earnings. This is George Cates, CEO. With me are Eric Bolton, President and COO and Simon Wadsworth, CFO. We'll repeat only a few highlights from that release yesterday. For a copy of the release and supplemental data, please contact Michelle Sargent at Mid-America or check our web-site at www.maac.net.

Let me note that we will make some forward-looking statements. Refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC which describe certain risk factors that may impact future results. This call is being recorded and members of the press may be participating.

Highlights of yesterday's release are:

o FFO for the quarter was 69 cents/share, 1 cent ahead of estimates, aided by a gain on sale of surplus land

o    Same store NOI increased 2.8% - in line with expectations and forecasts

o    Our markets are steady

o    We see just a few pockets of over-building, offset by others of strength

o The development pipeline is almost complete. As lease-up concludes over the next two years we will continue to grow value, earnings, and add to dividend coverage and financial strength.

o Our award-winning portfolio is in outstanding condition and our business is sound

o    So far this year, we've completed another $3 million of share repurchases

o We continue to grow share value through selective asset sales and deployment of that capital into alternative investments, including share repurchase

Eric Bolton:

Revenue growth improved this quarter as same store revenue results exceeded the performance of the prior three quarters. Overall portfolio occupancy at quarter end was only slightly below last year, due mainly to softness in the Memphis market. Memphis group occupancy averaged 93% throughout the quarter, versus 95.6% for the same period last year. While demand remains steady, as is typical for most of our markets, the Memphis market has experienced excess new construction since late last year. This imbalance dampened market performance, coming as it did during the slow winter months. While we expect the Memphis market to remain somewhat soft for the balance of the year, absorption should pick up seasonally during the summer months.

Lease-up concessions at new properties in the Memphis market are generally running in the range of up to 2 months. We expect concessions to begin to drop by the latter part of the year. There was a temporary occupancy dip in our Jackson, TN market in March, but we expect this group of properties, representing only 3% of our portfolio, to gain strength over the next few months. In our fourth quarter report we commented that there was some market softness in Jackson, MS. We ended the first quarter at 94.2% occupancy in that market and foresee improving conditions in Jackson.

Generally all of our other markets are in stable condition. Our Georgia properties, and all of our Texas markets, are performing well. The Florida portfolio is steady and performing at a satisfactory level, as are the Carolinas. In general, markets continue to behave in the normal pattern of being out of balance for only short periods, but they are still slightly tougher than a year ago. We remain very comfortable with our southeastern, south central and Texas regional focus. The mild weakness in our Memphis market, representing only 12% of our portfolio, is limited to a few sub-markets.

We are comfortable with the strength evident in the diversified performance of our portfolio. Unlike other regions of the country where the demand side of the equation can be very volatile, the southeast and south central regions provide a healthier and steady demand for multifamily housing. While developers will tend to oversupply markets at times, we do see more overall capital discipline than in prior cycles, due in part to the abundance of good market information now available; no lenders really want a bloody nose. As a result, we believe our regional focus will, over time, continue to provide the best risk adjusted returns for our owners.

Lease-up at our new development properties remain on track and as forecast. At quarter-end, we were 82% leased at the three fully completed properties and expect those 932 units to be stabilized in the third quarter. We have posted strong leasing results at our new property in Lexington over the past 60 days and expect to be fully stabilized there during early 2002. We near completion of the lease-ups at Kenwood Club in west Houston and the second of three phases of Dexter Lake in Memphis. While we continue to compete with fairly aggressive concessions in Memphis, we believe that we have properly accounted for those in our forecast. We will start taking delivery of the third phase units this June and now forecast this 740-unit development to be fully stabilized in the second half of 2002. Our Nashville lease-up continues to perform well with stabilization forecast in the first quarter of 2002.

Operating expenses remain under good control. Same store property operating expenses were only 1.9% above last year. Despite the high utility bills of the hard winter from electricity and gas, overall utility expenses rose only 3.2% for the quarter as water costs continued to post year over year declines as a result of our resident billing program. Notable areas of expense pressure were health insurance costs and marketing expenses reflective of market conditions.

We announced recently a new initiative with Bell South that will provide high speed DSL internet access service to most of our customers. Installation is underway, and we expect to have the service and revenue sharing components of this new program fully operational by yearend. During the second quarter we also plan to start initial testing of a new internet based resident services program. This new service is designed to provide a fully automated internet based platform for providing resident move-in services and products. As is our policy for evolving technologies, this will involve no commitment of Mid-America capital.

Simon Wadsworth. Apart from the 1 cent of FFO from the sale of surplus land, results for the quarter were in line with expectations. We anticipated the small reduction in FFO when compared to last year, primarily resulting from last year's second-quarter sales of several older, mature assets at a higher cap rates, and their replacement mostly with new development, not yet fully productive. Further, with the completion of two large new properties during the softest part of the leasing season, we have been carrying almost the full fixed charge of these development properties before the arrival of their new revenue.

As Eric mentioned in the press release, we believe that same store growth will be in the 2.0% to 2 3/4% range for the year, and our forecasts are built on 2 1/4% same store NOI growth for the balance of the year. There is considerable uncertainty not only in the lease-up of our development properties, but also in real estate taxes; many properties are being reappraised this year. Health insurance costs are also increasing well above inflation, and along with the expected increases in property and casualty insurance, cost pressures will continue.

Note that in the presentation of our financials we are breaking out property management expense from company G & A expense. This brings our reporting in line with other REITs. Property performance bonuses are included in this new category of property management expense. We've reformatted the prior year, and of course this makes no difference to current or past reported net income or FFO.

We have several refinancings scheduled, including approximately $60 million of various permanent mortgages and $17.5 million of tax-free bonds. We are also reducing our bank credit facility by $15 million (to $70 million) as we increasingly utilize lower cost Fannie Mae financing. We presently plan to fix the rate through swaps or fixed rate financing on much of this , and we anticipate a favorable FFO impact of approximately 3 1/2 cents per share annualized, with benefits beginning in June and the full impact being realized in November . We anticipated this change last year and thus incorporated these refinancings into our forecast previously.

We have two properties which we are negotiating to sell for $22 million. The buyers are paying an 8.5% cap rate of this year's cash flow (assuming 4% management costs, and $350/unit reserves). After selling expenses, we should realize an 8.8% cap rate. As is typical of most sales, these properties are significantly older than the portfolio average. The pricing of such planned sales again confirms our view of our net asset value at a level 15 to 20% above our stock price.

George Cates. Our $300 million new development pipeline nears completion. With its steadily increasing stabilization, we continue to gain considerably more balance sheet flexibility as the year develops. We persistently explore options to create share value, and to capture it for our owners.

Insiders continue to be buyers of Mid-America shares. As owners of 16% of the business, we believe that our stock is the place to be, including during a possible recession. The last serious real estate recession came in 1989-93 and our predecessor continued to grow revenues and NOI throughout that rough period. Given our stable and diversified markets; our major reduction in new development exposure since 1999; and the outstanding condition of our portfolio, we are well positioned to provide a large, growing, and well-covered dividend and continued solid value growth.

Our flexible strategy remains sound, acknowledging the reality and taking advantage of real estate cycles. We acquired about $800 million of properties when that added to share value. We acquired another public REIT and a private portfolio and a development/construction company for about $425 million when those major transactions were called for, and exited development prudently and only after adding $300 million of productive new development. We were among the earliest to repurchase shares, funded in part through asset sales, when that opportunity for share value growth arose.

No single-purpose strategy - whether development, size for its own sake, or aggressive acquisition - can add to share value for very long. As opposed to those risky strategies, our flexible strategy, focused on the most prudent use of capital at a given segment of the cycle, increasingly shows its worth as we continue to deliver a solid true return to our owners (with about 2/3 of that return as cash), and with a return on assets in the top tier of the industry. Our strategy is serving our owners well.

We invite your questions.

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  May 1, 2001               /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)